EXHIBIT 4.8
DATED AS OF 30 SEPTEMBER 2005
NCL CORPORATION LTD.
(as borrower)
NORWEGIAN SPIRIT LIMITED
NORWEGIAN STAR LIMITED
PRIDE OF ALOHA, INC.
(as guarantors)
DnB NOR BANK ASA
(as agent)

FIRST SUPPLEMENTAL DEED TO
USD800,000,000 SECURED LOAN FACILITY AGREEMENT
dated 7 July 2004 (among other things)

STEPHENSON HARWOOD
One St Paul’s Churchyard
London EC4M 8SH
Tel: +44 (0)20 7329 4422
Fax: + 44 (0)20 7329 7100
Ref: 1253/43-00372/44-01581

FIRST SUPPLEMENTAL DEED
DATED                                                             2005
BETWEEN:
(1)	NCL CORPORATION LTD. of Milner House, 18 Parliament Street, Hamilton HM 12, Bermuda as borrower (the “Borrower”);

(2)	NORWEGIAN SPIRIT, LTD., a company incorporated under the laws of Bermuda and having its registered office at Milner House, 18 Parliament Street, Hamilton HM 12, Bermuda (“Norwegian Spirit”);

(3)	NORWEGIAN STAR LIMITED, a company incorporated under the laws of the Isle of Man and having its registered office at International House, Castle Hill, Victoria Road, Douglas, Isle of Man IM2 4RB, British Isles (“Norwegian Star”);

(4)	PRIDE OF ALOHA, INC., a corporation organised under the laws of the State of Delaware, United States of America and having its registered office at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, United States of America “Pride of Aloha” and together with Norwegian Spirit and Norwegian Star the “Guarantors”); and

(5)	DnB NOR BANK ASA of Stranden 21, NO-0021 Oslo, Norway as agent for itself and the Lenders (the “Agent”).
WHEREAS:
(A)	By a secured loan facility agreement dated 7 July 2004 (hereinafter as the same may from time to time be amended, varied, supplemented and/or novated called the “Original Facility Agreement”) made between (among others) (1) the Borrower as borrower (2) the banks whose names and Lending Branches appear in schedule 1 to the Facility Agreement as lenders (the “Lenders”) and (3) the Agent, the Lenders agreed to make available to the Borrower a loan facility of up to eight hundred million Dollars (USD800,000,000) (the “Facility”). The repayment of the Facility by the Borrower has been secured by (among other things) guarantees and indemnities dated 16 July 2004 granted by the Guarantors (the “Original Guarantees”) and mortgages dated 16 July 2004 granted by the Guarantors respectively over m.v.s “NORWEGIAN SPIRIT”, “NORWEGIAN STAR” and “PRIDE OF ALOHA” (the “Original Mortgages”).

(B)	The Borrower has requested the consent of the Lenders and the Agent to the amendment of certain provisions of the Original Facility Agreement, the Original Guarantees and the Original Mortgages to conform such provisions to similar provisions in other loan documentation to which the Borrower and/or other members of the NCLC Group are party. This Deed shall be executed as a deed.
NOW THIS DEED WITNESSES as follows:
1	Definitions and Construction
1.1	In this Deed including the preamble and recitals hereto (unless the context otherwise requires) any term or expression defined in the preamble or the recitals shall have the meaning ascribed to it therein and terms and expressions not defined herein but whose meanings are defined in the Facility Agreement shall have the meanings set out therein. In addition, the following terms and expressions shall have the meanings set out below:

“Facility Agreement” means the Original Facility Agreement as amended by this Deed;

“Guarantee” means an Original Guarantee as amended by this Deed; and

“Mortgage” means an Original Mortgage as amended by this Deed.

1.2	The provisions of Clauses 1.2 and 1.3 of the Facility Agreement shall apply hereto (mutatis mutandis).
2	Amendment of Original Facility Agreement, Original Guarantees, Original Mortgages and Security Documents
2.1	Subject to Clause 3, the parties hereto agree that from the date of this Deed the Original Facility Agreement shall be read and construed as if:
2.1.1	the clauses referred to in the first column of Schedule 1 had been amended to read as set out in the second column of Schedule 1;

2.1.2	the following definition had been inserted in clause 1.1:

“Free Liquidity” means, at any date of determination, the aggregate of the Cash Balance and any amounts freely available for drawing under the Facility or any other revolving or other credit facilities of the NCLC Group, which remain undrawn, could be drawn for general working capital purposes or other general corporate purposes and would not, if drawn, be repayable within six (6) months;”; and

2.1.3	schedule 6 had been deleted and substituted with Schedule 5.
2.2	Subject to Clause 3, the parties hereto agree that from the date of this Deed each of the Original Guarantees shall be read and construed as if the clauses referred to in the first column of Schedule 2 had been amended to read as set out in the second column of Schedule 2.

2.3	Subject to Clause 3, the parties hereto agree that from the date of this Deed the deeds of covenants forming part of the Original Mortgages granted by Norwegian Spirit and Norwegian Star over their Vessels shall be read and construed as if the clauses referred to in the first column of Schedule 3 had been amended to read as set out in the second column of Schedule 3.

2.4	Subject to Clause 3, the parties hereto agree that from the date of this Deed the Original Mortgage granted by Pride of Aloha over its Vessel shall be read and construed as if the clauses referred to in the first column of Schedule 4 had been amended to read as set out in the second column of Schedule 4.

2.5	The Borrower and each of the Guarantors hereby confirms to the Agent that with effect from the date of this Deed:

2.5.1	all references to the Original Facility Agreement in the Security Documents to which it is a party shall be construed as references to the Facility Agreement and all terms used in such Security Documents whose meanings are defined by reference to the Original Facility Agreement shall be defined by reference to the Facility Agreement;

2.5.2	the Security Documents to which it is a party shall apply to, and extend to secure, the whole of the Outstanding Indebtedness as defined in clause 1.1 of the Facility Agreement;

2.5.3	its obligations under the Security Documents to which it is a party shall not be discharged, impaired or otherwise affected by reason of the execution of this Deed or of any of the documents or transactions contemplated hereby; and

2.5.4	its obligations under the Security Documents to which it is a party shall remain in full force and effect as security for the obligations of the Borrower under the Facility Agreement and the other Security Documents as amended by this Deed.
2.6	Except as expressly amended hereby or pursuant hereto the Original Facility Agreement and the Security Documents shall remain in full force and effect and nothing herein contained shall relieve the Borrower or any other Obligor from any of its respective obligations under any such documents.
3	Conditions Precedent
3.1	The consent of the Agent to the variation of the provisions of the Original Facility Agreement, the Original Guarantees and the Original Mortgages is conditional upon and shall not be effective unless and until the Agent has received the following in form and substance satisfactory to it:
3.1.1	on the date of this Deed, one (1) counterpart of this Deed duly executed by the Borrower and the Guarantors;

3.1.2	a written confirmation from the Process Agent that it will act for the Borrower and the Guarantors as agent for service of process in England in respect of this Deed;

3.1.3	the following corporate documents in respect of each of the Borrower and the Guarantors (together the “Relevant Parties”):
(a)	Certified Copies of any consents required from any ministry, governmental, financial or other authority for the execution of and performance by the respective Relevant Party of its obligations under this Deed or if no such consents are required a certificate from a duly appointed officer of the Relevant Party to this effect confirming that no such consents are required;

(b)	notarially attested secretary’s certificate of each of the Relevant Parties:

(i)	attaching a copy of its Certificate of Incorporation and Memorandum of Association and Bye-Laws (or equivalent constitutional documents) evidencing power to enter into the transactions contemplated in this Deed;

(ii)	giving the names of its present officers and directors;

(iii)	setting out specimen signatures of such officers and directors as are authorised by the Relevant Party to sign documents or otherwise undertake the performance of that Relevant Party’s obligations under this Deed;

(iv)	giving the legal owner of its shares and the number of such shares held;

(v)	attaching copies of resolutions passed at duly convened meetings of the directors and, if required by the Agent, the shareholders or members of each of the Relevant Parties authorising (as applicable) the execution of this Deed, in the case of Pride of Aloha, the amendment to the Original Mortgage over m.v. “PRIDE OF ALOHA” and the issue of any power of attorney to execute the same; and

(vi)	containing a declaration of solvency as at the date of the certificate of the duly appointed officer of the Relevant Party;
3.1.4	the original powers of attorney, if any, issued pursuant to the resolutions referred to above and notarially attested;

3.1.5	a first amendment to the Mortgage over m.v. “PRIDE OF ALOHA” duly executed and lodged for recordation at the United States Coast Guard National Vessel Documentation Center; and

3.1.6	the issue of such favourable written legal opinions including in respect of the United States of America and Bermuda in such form as the Agent may require relating to all aspects of the transactions contemplated hereby governed by any applicable law,
PROVIDED THAT no Event of Default and no Possible Event of Default has occurred and is continuing on the date on which the conditions precedent set out in this Clause 3.1 have been satisfied (subject to Clause 3.2).

3.2	If the Agent in accordance with clause 22 of the Original Facility Agreement decides to permit the amendment of the Original Facility Agreement, the Original Guarantees and the Original Mortgages hereby without having received all of the documents or evidence referred to in Clause 3.1, the Borrower will nevertheless deliver the remaining documents or evidence to the Agent within fourteen (14) days of the date of this Deed (or such other period as the Agent may stipulate) and the amendment of the Original Facility Agreement, the Original Guarantees and the Original Mortgages as aforesaid shall not be construed as a waiver of the Agent’s right to receive the documents or evidence as aforesaid nor shall this provision impose on the Agent or the Lenders any obligation to permit the amendment in the absence of such documents or evidence.
4	Representations and Warranties
4.1	The Borrower and each of the Guarantors represents and warrants to the Agent that:
4.1.1	it has the power to enter into and perform this Deed and the transactions and documents contemplated hereby and has taken all necessary action to authorise the entry into and performance of this Deed and such transactions and documents;

4.1.2	this Deed constitutes its legal, valid and binding obligations enforceable in accordance with its terms;

4.1.3	its entry into and performance of this Deed and the transactions contemplated hereby do not and will not conflict with:
(a)	any law or regulation or any official or judicial order; or

(b)	its constitutional documents; or

(c)	any agreement or document to which it is a party or which is binding upon it or any of its assets, nor result in the creation or imposition of any Encumbrance on it or its assets pursuant to the provisions of any such agreement or document and in particular but without prejudice to the foregoing the entry into and performance of this Deed and the transactions and documents contemplated hereby and thereby will not render invalid, void or voidable any security granted by it to the Agent;

4.1.4	all authorisations, approvals, consents, licences, exemptions, filings, registrations, notarisations and other matters, official or otherwise, required in connection with the entry into, performance, validity and enforceability of this Deed and each of the other documents contemplated hereby and thereby and the transactions contemplated hereby and thereby have been obtained or effected and are in full force and effect;

4.1.5	all information furnished by it to the Agent or its agents relating to the business and affairs of an Obligor in connection with this Deed and the other documents contemplated hereby and thereby was and remains true and correct in all material respects and there are no other material facts or considerations the omission of which would render any such information misleading; and

4.1.6	it has fully disclosed in writing to the Agent all facts relating to its business which it knows or should reasonably know and which might reasonably be expected to influence the Agent in deciding whether or not to enter into this Deed.

5	Expenses

The Borrower and the Guarantors jointly and severally undertake to reimburse the Agent on demand on a full indemnity basis for the reasonable charges and expenses (together with value added tax or any similar tax thereon and including without limitation the fees and expenses of legal and other advisers) incurred by the Agent in respect of the negotiation, preparation, printing, execution, registration and enforcement of this Deed and any other documents required in connection with the implementation of this Deed.
6	Further Assurance
The Borrower and each of the Guarantors will, from time to time on being required to do so by the Agent, do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form satisfactory to the Agent as the Agent may reasonably consider necessary for giving full effect to this Deed or any of the documents contemplated hereby or securing to the Agent the full benefit of the rights, powers and remedies conferred upon the Agent in any such document.
7	Counterparts

This Deed may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same agreement.
8	Notices
8.1	Any notice, demand or other communication (unless made by telefax) to be made or delivered to the Borrower or the Guarantors pursuant to this Deed shall (unless the Borrower or a Guarantor has by fifteen (15) days’ written notice to the Agent specified another address) be made or delivered to the Borrower and/or the Guarantors c/o 7665 Corporate Center Drive, Miami, Florida 33126, United States of America (marked for the attention of Ms Bonnie Biumi and the Legal Department (but one (1) copy shall suffice)) with a copy to c/o Star Cruises Limited, Star Cruises Terminal, Pulau Indah, PO Box No. 288, 42009 Pelabuhan Klang, Selangor Darul Ehsan, Malaysia (marked for the attention of Mr Gerard Lim). Any notice, demand or other communication to be made or delivered by the Borrower or a Guarantor pursuant to this Deed shall (unless the Agent has by fifteen (15) days’ written notice to the Borrower and the Guarantor specified another address) be made or delivered to the Agent at its Office, the details of which are set out in schedule 1 of the Original Facility Agreement.

8.2	Any notice, demand or other communication to be made or delivered pursuant to this Deed may be sent by telefax to the relevant telephone numbers (which at the date hereof in respect of the Borrower and the Guarantors is +1 305 436 4140 (marked for the attention of Ms Bonnie Biumi) and +1 305 436 4117 (marked for the attention of the Legal Department) with a copy to +60 3 3884 0213 (marked for the attention of Mr Gerard Lim) and in the case of the Agent is as recorded in schedule 1 of the Original Facility Agreement) specified by it from time to time for the purpose and shall be deemed to have been received when transmission of such telefax communication has been completed. Each such telefax communication, if made to the Agent by the Borrower or a Guarantor, shall be signed by the person or persons authorised in writing by the Borrower or the Guarantor (as the case may be) and whose signature appears on the list of specimen signatures contained in the secretary’s certificate required to be delivered by Clause 3 and shall be expressed to be for the attention of the department or officer whose name has been notified for the time being for that purpose by the Agent to the Borrower and the Guarantor.

8.3	The provisions of clauses 23.1, 23.5 and 23.6 of the Original Facility Agreement shall apply to this Deed.
9	Governing Law

This Deed shall be governed by English law.
10	Jurisdiction
10.1	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”). Each party to this Deed agrees that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no party will argue to the contrary.

This Clause 10.1 is for the benefit of the Agent only. As a result, no such party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, any such party may take concurrent proceedings in any number of jurisdictions.

10.2	Neither the Borrower nor the Guarantors may, without the Agent’s prior written consent, terminate the appointment of the Process Agent; if the Process Agent resigns or its appointment ceases to be effective, the Borrower and/or the Guarantors (as the case may be) shall within fourteen (14) days appoint a company which has premises in London and has been approved by the Agent to act as the Borrower’s and/or the Guarantors’ (as the case may be) process agent with unconditional authority to receive and acknowledge service on behalf of the Borrower and/or the Guarantors of all process or other documents connected with proceedings in the English courts which relate to this Deed.

10.3	For the purpose of securing its obligations under Clause 10.2, the Borrower and each of the Guarantors irrevocably agrees that, if it for any reason fails to appoint a process agent within the period specified in Clause 10.2, the Agent may appoint any person (including a company controlled by or associated with the Agent or any Lender) to act as the Borrower’s or that Guarantor’s (as the case may be) process agent in England with the unconditional authority described in Clause 10.2.

10.4	No neglect or default by a process agent appointed or designated under this Clause (including a failure by it to notify the Borrower or the Guarantors (as the case may be) of the service of any process or to forward any process to the Borrower or the Guarantors (as the case may be)) shall invalidate any proceedings or judgment.

10.5	The Borrower and each of the Guarantors appoints in the case of the courts of England the Process Agent to receive, for and on its behalf service of process in England of any legal proceedings with respect to this Deed.

10.6	A judgment relating to this Deed which is given or would be enforced by an English court shall be conclusive and binding on the Borrower and/or the Guarantors (as the case may be) and may be enforced without review in any other jurisdiction.

10.7	Nothing in this Clause shall exclude or limit any right which the Agent may have (whether under the laws of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

10.8	In this Clause “judgment” includes order, injunction, declaration and any other decision or relief made or granted by a court.
IN WITNESS whereof the parties hereto have caused this Deed to be duly executed as a deed on the 03 day of November 2005 and acknowledge that the effective date of this Deed is 30 September 2005.

SIGNED SEALED and DELIVERED as a DEED		)
by PAUL ALAN TURNER		)
for and on behalf of		)	P.A. TURNER
NCL CORPORATION LTD.		)
in the presence of:	VINJAY JEYARATNAM V. JEYARATNAM	)

SIGNED SEALED and DELIVERED as a DEED		)
by PAUL ALAN TURNER		)
for and on behalf of		)	P.A. TURNER
NORWEGIAN SPIRIT LIMITED		)
in the presence of:	VINJAY JEYARATNAM V. JEYARATNAM	)

SIGNED SEALED and DELIVERED as a DEED		)
by PAUL ALAN TURNER		)
for and on behalf of		)	P.A. TURNER
NORWEGIAN STAR LIMITED		)
in the presence of:	VINJAY JEYARATNAM V. JEYARATNAM	)

SIGNED SEALED and DELIVERED as a DEED		)
by PAUL ALAN TURNER		)
for and on behalf of		)	P.A. TURNER
PRIDE OF ALOHA, INC.		)
in the presence of:	VINJAY JEYARATNAM V. JEYARATNAM	)

SIGNED SEALED and DELIVERED as a DEED		)
by KH HOLTH, Senior Vice President		)	KH HOLTH
for and on behalf of		)
DnB NOR BANK ASA		)
as the Agent		)
in the presence of:	S.H. EIDEM STIG H. EIDEM ADVOKAT M.N.A. STARNDEN 21,0021 OSLO	)

Schedule 1
Amendment of Original Facility Agreement

Definition/Clause	Amendment
Clause 1.1, “Cash Balance”	“Cash Balance” means, at any date of determination, the unencumbered and otherwise unrestricted cash and cash equivalents of the NCLC Group;

Clause 1.1, “Consolidated Interest Expense”	“Consolidated Interest Expense” means, for any relevant period, the consolidated interest expense (excluding capitalised interest) of the NCLC Group for such period;

Clause 1.1, “Permitted Liens”	“Permitted Liens” means (i) any Encumbrance created by or pursuant to the Security Documents (ii) liens on a Vessel up to an aggregate amount at any time not exceeding ten million Dollars (USD10,000,000) for current crew’s wages and salvage and liens incurred in the ordinary course of trading a Vessel (iii) any deposits or pledges to secure the performance of bids, tenders, bonds or contracts (iv) any other Encumbrance notified by any of the Obligors to the Agent prior to the Signing Date (v) any Encumbrance in respect of existing Financial Indebtedness of a person which becomes a Subsidiary of the Borrower or is merged with or into the Borrower or any of its Subsidiaries (vi) liens on assets leased, acquired or upgraded after the Signing Date or assets newly constructed or converted after the Signing Date provided that (a) such liens secure Financial Indebtedness otherwise permitted under this Agreement (b) such liens are incurred within one (1) year following such lease, acquisition, upgrade, construction or conversion and (c) the Financial Indebtedness secured by such liens does not exceed the cost of such upgrade or the cost of such assets acquired or leased (vii) statutory and other similar liens arising in the ordinary course of business unrelated to Financial Indebtedness and securing obligations not yet delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established and (viii) liens arising out of the existence of judgments or awards in respect of the Borrower or any of its Subsidiaries, provided that the aggregate amount of all cash and the fair market value of all other property subject to such liens as are described in paragraphs (vi) to (viii) above does not exceed ten million Dollars (USD10,000,000);

Clause 11.2.1(b)	as soon as practicable (and in any event within sixty (60) days after the close of each quarter of each financial year) a Certified Copy of the unaudited consolidated accounts of the NCLC Group for that quarter (commencing with the unaudited accounts made up to 30 June 2004);

Definition/Clause	Amendment
Clause 11.2.1(c)	as soon as practicable (and in any event within one hundred and twenty (120) days after the close of each financial year), beginning with the financial year ending 31 December 2004, annual cash flow projections on a consolidated basis of the NCLC Group showing on a monthly basis advance ticket sales (for at least twelve (12) months following the date of such statement) for the NCLC Group;

Clause 11.2.1(d)(ii)	updated financial projections of the NCLC Group for at least the next five (5) years (including an income statement and projected results for the operation of the vessels owned and/or operated by any member of the NCLC Group) and an outline of the assumptions supporting such budget and financial projections including but without limitation any scheduled drydockings;

Clause 11.2.1(e)	within thirty (30) days of the end of each period of twelve (12) months referred to in the penultimate sentence of Clause 11.17.1 and at such other times as the Agent may from time to time reasonably require, a valuation of each of the Vessels obtained in accordance with the provisions of Clause 11.17;

Clause 11.2.1(f)	as soon as practicable (and in any event within sixty (60) days after the close of each of the first three (3) quarters of its financial year and within one hundred and twenty (120) days after the close of each financial year) a statement signed by the NCLC Group’s chief financial officer in the form of Schedule 6 (commencing with the second quarter of the financial year ending 31 December 2004) and such other information as the Agent may request;

Clause 11.2.1(h)	details of any material litigation, arbitration or administrative proceedings which affect any Obligor as soon as the same are instituted and served, or, to the knowledge of the Borrower, threatened (and for this purpose proceedings shall be deemed to be material if they involve a claim in an amount exceeding ten million Dollars (USD10,000,000) or the equivalent in another currency).

Clause 11.3.1	at all times the minimum Free Liquidity will be not less than fifty million Dollars (USD50,000,000);

Definition/Clause	Amendment
Clause 11.3.2	either:

(a) as at 30 September 2005 and as at the end of each subsequent financial quarter the ratio of Consolidated EBITDA to Consolidated Debt Service for the NCLC Group, computed for the period of the four (4) consecutive financial quarters ending at the end of the relevant financial quarter, shall not be less than one point two five (1.25) to one (1.0); or

(b) at all times during the period of twelve (12) months ending as at the end of the relevant financial quarter the NCLC Group has maintained a minimum Free Liquidity in an amount which is not less than one hundred million Dollars (USD100,000,000); and

Clause 11.17.1	Each of the Vessels shall for the purposes of this Clause 11.17 be valued in Dollars by two (2) independent firms of shipbrokers or shipvaluers nominated by the Borrower and approved by the Agent (acting on the instructions of the Majority Lenders) or failing such nomination and approval, appointed by the Agent (acting on such instructions) in its sole discretion (each such valuation to be made without, unless reasonably required by the Agent, physical inspection and on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing buyer and a willing seller without taking into account the benefit of any charterparty or other engagement concerning the Vessel). Such valuations shall be obtained as at 31 December of each year and at such other times as the Agent may from time to time reasonably require but no more frequently than annually at the Borrower’s expense (unless an Event of Default has occurred and is continuing) PROVIDED HOWEVER that if the Borrower has requested the drawdown of the Term Loan Facility or the advance of a Drawing pursuant to Clause 2.3 and, at such time, such valuations are more than ninety (90) days old, the Borrower shall, upon the Agent’s request and at the Borrower’s expense, obtain new valuations at that time. The average of the valuations shall constitute the value of the Vessel for the purposes of this Clause 11.17.

Clause 13.1.4(i)	No Event of Default will arise if the relevant Financial Indebtedness is not accelerated or, if it is accelerated but, in aggregate, the Financial Indebtedness is less than ten million Dollars (USD10,000,000);

Schedule 2
Amendment of Original Guarantees

Definition/Clause	Amendment
Clause 9.2.3	details of any material litigation, arbitration or administrative proceedings which affect any Obligor as soon as the same are instituted and served, or, to the knowledge of the Guarantor, threatened (and for this purpose proceedings shall be deemed to be material if they involve a claim in an amount exceeding ten million Dollars (USD10,000,000) or the equivalent in another currency).

Schedule 3
Amendment of Original Mortgages — m.v.s “NORWEGIAN SPIRIT” and “NORRWEGIAN STAR”

Definition/Clause	Amendment
Clause 5.1.12	not without the prior written consent of the Mortgagee to settle, compromise or abandon any claim in respect of any of the Insurances on the Vessel other than a claim of less than ten million Dollars (USD10,000,000) or the equivalent in any other currency and not being a claim arising out of a Total Loss;

Clause 5.1.13	promptly to furnish the Mortgagee with full information regarding any casualties or other accidents or damage to the Vessel involving an amount in excess of ten million Dollars (USD10,000,000);

Clause 6.1.7(a)	accidents to the Vessel involving repairs the cost of which will or is likely to exceed ten million Dollars (USD10,000,000);

Clause 6.1.8	promptly pay and discharge all debts, damages and liabilities, taxes, assessments, charges, fines, penalties, tolls, dues and other outgoings in respect of the Vessel and keep proper books of account in respect thereof PROVIDED ALWAYS that the Owner shall not be obliged to compromise any debts, damages and liabilities as aforesaid which are being contested in good faith subject always that full details of any such contested debt, damage or liability which, either individually or in aggregate exceeds ten million Dollars (USD10,000,000) shall forthwith be provided to the Mortgagee. As and when the Mortgagee may so require it will make such books available for inspection on behalf of the Mortgagee and provide evidence satisfactory to the Mortgagee that the wages and allotments and the insurance and pension contributions of the master and crew are being regularly paid, that all deductions of crew’s wages in respect of any tax liability are being properly accounted for and that the master has no claim for disbursements other than those incurred in the ordinary course of trading on the voyage then in progress or completed prior to such inspection;

Clause 6.1.9	maintain the type of the Vessel as at the date hereof and not put the Vessel into the possession of any person without the prior consent of the Mortgagee for the purpose of work being done on it in an amount exceeding or likely to exceed ten million Dollars (USD10,000,000) unless such person shall first have given to the Mortgagee a written undertaking addressed to the Mortgagee in terms satisfactory to the Mortgagee agreeing not to exercise a lien on the Vessel or its Earnings for the cost of such work or for any other reason;

Definition/Clause	Amendment
Clause 6.1.10	promptly pay and discharge all liabilities which have given rise, or may give rise, to liens or claims enforceable against the Vessel under the laws of all countries to whose jurisdiction the Vessel may from time to time be subject PROVIDED ALWAYS that the Owner shall not be obliged to compromise any liabilities as aforesaid which are being contested in good faith subject always that full details of any such contested liabilities which, either individually or in aggregate, exceed ten million Dollars (USD10,000,000) shall be forthwith provided to the Mortgagee. If the Vessel is arrested or detained for any reason it will procure the Vessel’s immediate release by providing bail or taking such other steps as the circumstances may require;

Schedule 4
Amendment of Original Mortgage — m.v. “PRIDE OF ALOHA”

Definition/Clause	Amendment
Clause 5.5.7.1	accidents to the Vessel involving repairs the cost of which will or is likely to exceed ten million Dollars (USD10,000,000);

Clause 5.5.8	promptly pay and discharge all debts, damages and liabilities, taxes, assessments, charges, fines, penalties, tolls, dues and other outgoings in respect of the Vessel and keep proper books of account in respect thereof PROVIDED ALWAYS that the Owner shall not be obliged to compromise any debts, damages and liabilities as aforesaid which are being contested in good faith subject always that full details of any such contested debt, damage or liability which, either individually or in aggregate exceeds ten million Dollars (USD10,000,000) shall forthwith be provided to the Mortgagee. As and when the Mortgagee may so require it will make such books available for inspection on behalf of the Mortgagee and provide evidence satisfactory to the Mortgagee that the wages and allotments and the insurance and pension contributions of the master and crew are being regularly paid, that all deductions of crew’s wages in respect of any tax liability are being properly accounted for and that the master has no claim for disbursements other than those incurred in the ordinary course of trading on the voyage then in progress or completed prior to such inspection;

Clause 5.5.9	maintain the type of the Vessel as at the date hereof and not put the Vessel into the possession of any person without the prior consent of the Mortgagee for the purpose of work being done on it in an amount exceeding or likely to exceed ten million Dollars (USD10,000,000) unless such person shall first have given to the Mortgagee a written undertaking addressed to the Mortgagee in terms satisfactory to the Mortgagee agreeing not to exercise a lien on the Vessel or its Earnings for the cost of such work or for any other reason;

Clause 5.5.10	promptly pay and discharge all liabilities which have given rise, or may give rise, to liens or claims enforceable against the Vessel under the laws of all countries to whose jurisdiction the Vessel may from time to time be subject PROVIDED ALWAYS that the Owner shall not be obliged to compromise any liabilities as aforesaid which are being contested in good faith subject always that full details of any such contested liabilities which, either individually or in aggregate, exceed ten million Dollars (USD10,000,000) shall be forthwith provided to the Mortgagee. If the Vessel is arrested or detained for any reason it will procure the Vessel’s immediate release by providing bail or taking such other steps as the circumstances may require;

Definition/Clause	Amendment
Clause 5.5.27	not without the prior written consent of the Mortgage to settle, compromise or abandon any claim in respect of any of the Insurances on the Vessel other than a claim of less than ten million Dollars (USD10,000,000) or the equivalent in any other currency and not being a claim arising out of a Total Loss;

Clause 5.5.28	promptly to furnish the Mortgagee with full information regarding any casualties or other accidents or damage to the Vessel involving an amount in excess of ten million Dollars (USD10,000,000);

Schedule 5
Quarterly Statement of Financial Covenants

TO:	DnB NOR BANK ASA
Stranden 21
NO-0021 Oslo
Norway

Attn: Mr Jon Flovik
We refer to clause 11.3 of the loan facility agreement dated 7 July 2004 (as amended, varied and/or supplemented from time to time) (the “Facility Agreement”) between (among others) you as agent and ourselves as borrower. Terms defined in the Facility Agreement shall have the same meanings herein.
We hereby certify the amounts set out in the attached schedule as at the last day of the financial quarter ending                      20[          ] for NCL Corporation Ltd. (the “Borrower”) and its subsidiaries on a consolidated basis. We also hereby certify that the Borrower is in compliance with all the financial covenants set out in clause 11.3 of the Facility Agreement [[and that no Event of Default or Possible Event of Default has occurred and is continuing][an [Event of Default][Possible Event of Default] has occurred and is continuing under clause 13.1.[ ] of the Facility Agreement and the following step[s][is/are] being taken to cure the same: [     ]]].
NCL CORPORATION LTD.

By: [ ]
Chief Financial Officer

Dated: 20[ ]

Schedule
Statement of Financial Covenants as of [                     ] 20[            ] (in USD’000)

Clause (of Facility
Agreement)		as of [·]	Required Covenants
11.3.1/	Free Liquidity	A	A>USD50,000,000
11.3.2(b)**			(11.3.1)**

A>USD100,000,000
(11.3.2(b))**
11.3.2(a)	Consolidated EBITDA:	B	>1.25:1
	Consolidated Debt Service	C
11.1.3	Total Net Funded Debt:	D	<0.65:1 up to 31
December 2007
<0.60:1 thereafter
	Total Capitalisation	E

Consolidated EBITDA
	Consolidated Net Income (loss)	x
(Deduct)/Add:	(Gain)/Loss on sale of assets or reserves	x
Add:	Consolidated Interest Expense	x
Add:	Depreciation and amortisation of assets	x
Add:	Impairment charges	x
(Deduct)/Add:	Other non-recurring charge (gain)	x
Add:	Deferred income tax expense	x

	Consolidated EBITDA	x	B

Consolidated Debt Service
	Principal paid/payable (excluding balloon payments, voluntary prepayments/repayments on sale/total loss of an NCLC Fleet vessel)	x
Add:	Consolidated Interest Expense	x
	Distributions	x
	Rent under capitalised leases	x

	Consolidated Debt Service	x	C

Total Net Funded Debt
	Indebtedness for Borrowed Money	x
Add:	Guarantees of non-NCLC Group members’ obligations	x

x

Deduct:	Cash Balance	(x)

	Total Net Funded Debt	(x)	D

Total Capitalisation
	Total Net Funded Debt	x
Add:	Consolidated stockholders’ equity	x

	Total Capitalisation	x	E

For and on behalf of NCL CORPORATION LTD.

[ ]
I, [ ], the officer primarily responsible for the financial management of the NCLC Group, hereby declare that, to the best of knowledge and belief, the above Statement of Financial Covenants as of [ ] 20[ ], in my opinion, is true and correct.

[ ]
Chief Financial Officer
NCL CORPORATION LTD.
Dated:                               20[ ]

**	Evidence satisfactory to the Agent of A at all times during the relevant period shall be provided together with this statement